Intermolecular Announces New Developments
in the SanDisk/Toshiba Relationship

SAN JOSE, Calif. - February 27, 2014 - Intermolecular, Inc. (NASDAQ: IMI) today announced that the development activity related to the Collaborative Development Program (“CDP”) agreement with SanDisk and Toshiba has reached its successful conclusion.

“The objective of the CDP was to prepare certain memory technology for future production, and we are proud to have worked with SanDisk and Toshiba over the last four years to achieve the goal of our collaboration. We believe that we have helped them develop such memory technology with the potential to be the industry leader in non-volatile memory capability” stated Dave Lazovsky, president and chief executive officer at Intermolecular.

Forward-Looking Statements

Statements made in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to the Company’s expectations that technology developed under the CDP has the potential to be the industry leader in non-volatile memory capability, and any suggestion that we would receive any incremental royalty revenue related to the CDP technology developed under this agreement. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to risks detailed from time to time under the heading “Risk Factors” in the Company’s report on Form 10-K for fiscal year 2012, and its subsequent reports on Form 10-Q for fiscal year 2013. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Intermolecular, Inc.

Intermolecular® has pioneered a proprietary approach to accelerate research and development, innovation, and time-to-market for the semiconductor and clean energy industries. The approach consists of its proprietary HPC™ platform, coupled with its multi-disciplinary team. Through paid collaborative development programs (CDPs) with its customers, Intermolecular develops proprietary technology and intellectual property for its customers focused on advanced materials, processes, integration and device architectures. Founded in 2004, Intermolecular is based in San Jose, California. “Intermolecular” and the Intermolecular logo are registered trademarks; and “HPC” is a trademark of Intermolecular, Inc.; all rights reserved. Learn more at www.intermolecular.com.

Contacts

Press Contact
David Moreno
MCA Public Relations
dmoreno@mcapr.com
+1.650.968.8900 x125

Investors
Gary Hsueh, Intermolecular
Sr. Director of Corporate Development and Investor Relations
gary.hsueh@intermolecular.com
+1.408.582.5635

Source: Intermolecular